Exhibit 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc. Announces Review of Strategic Alternatives

NEW YORK – (BUSINESS WIRE) – Sep. 30, 2014 – dELiA*s, Inc. (NASDAQ:DLIA), an omni-channel retail company primarily marketing to teenage girls, today announced that the Company has received several inquiries from third parties regarding a potential acquisition of the Company. In response, the Company’s Board of Directors has determined it appropriate to explore and evaluate strategic alternatives to enhance stockholder value, including a possible sale, merger, or other form of business combination. As part of this process, the Company may also consider debt or equity financing alternatives. The Company has retained Janney Montgomery Scott LLC as its financial advisor, and Honigman Miller Schwartz and Cohn LLP as its legal advisor.

There is no set timetable for the strategic review process. Further, no formal or binding offers have been made to date and the Company has not made a decision to pursue any specific transaction. There can be no assurance that the process described above will result in the consummation of any transaction or, if a transaction is undertaken, as to its terms or timing. The Company does not intend to disclose or comment on further developments unless and until its Board of Directors approves a specific action or it otherwise concludes its review of strategic alternatives.

“The Board and management have determined that it is prudent to consider strategic alternatives, including a sale of the Company, to enhance stockholder value,” said Tracy Gardner, the Company’s Chief Executive Officer and a director. “Management remains focused on executing its strategic plan and laying the groundwork to develop a more relevant, engaging and integrated customer experience across our omni-channel platform. At the same time, we are focused on optimizing our working capital and continue to look for opportunities to leverage cost efficiencies. We maintain our belief that dELiA*s can fulfill its potential as an authentic brand with a unique competitive position in the marketplace.”

About dELiA*s, Inc.

dELiA*s, Inc. is an omni-channel retail company primarily marketing to teenage girls. It generates revenue by selling apparel, accessories and footwear to consumers through its website, direct mail catalogs and mall-based retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations and beliefs regarding the review of strategic alternatives, liquidity, financial results, implementation of the strategic plan and operating performance. Actual results could differ materially from the forward-looking statements due to various risks and uncertainties, including but not limited to: risks associated with being able to identify and close any strategic transaction; risks associated with closing any related equity or debt financing; the impact of any transaction on the Company’s business, including its financial results, and its impact on employees, suppliers and customers; general economic conditions; the Company’s ability to continue as a going concern; and other factors discussed in the “Risk Factors” section of its

Annual Report on Form 10-K for the year ended February 1, 2014 and subsequent reports filed with the Securities and Exchange Commission. The forward-looking statements included in this announcement are made as of the date hereof. The Company assumes no obligation to update the forward-looking statements included in this release as a result of new information, future events or otherwise, except as may be required by law.

For further information, contact:

Lex Gemas, 212-590-6200

Chief Operating Officer

or

ICR

Jean Fontana, 646-277-1214

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